Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into effective as of March 31, 2015 (the “Effective Date”), by and between Four Oaks Bank & Trust Company (the “Bank”) and Warren D. Herring, Jr. (“Employee”).
The Bank desires to employ Employee, and Employee desires to accept such employment on the terms set forth below.
In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Bank and Employee agree as follows:
1.    EMPLOYMENT. Employee’s employment shall be subject to the terms and conditions set forth in this Agreement.
2.    NATURE OF EMPLOYMENT/DUTIES. Employee shall serve as Acting Chief Credit Officer of the Bank. Employee shall report to Chief Executive Officer of the Bank and shall have such responsibilities and authority as the Bank may designate from time to time consistent with his title and position. Upon receipt of approval from the Board of Governors of the Federal Reserve System (“Federal Reserve”) pursuant to Section 32 of the Federal Deposit Insurance Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Federal Reserve (12 C.F.R. § 225) and the N.C. Office of the Commissioner of Banks, Employee shall (i) be promoted to Executive Vice President and Chief Credit Officer of the Bank; (ii) manage all credit of the Bank, including special assets; and (iii) have all other responsibilities and authority as the Bank may designate from time to time consistent with his title and position.
2.1    Employee shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all Company policies, procedures, practices and directions.
2.2    Employee shall devote substantially all working time, best efforts, knowledge and experience to perform successfully his duties and advance the Bank’s interests. During his employment, Employee shall not engage in any other business activities of any nature whatsoever for which he receives compensation without the Bank’s prior written consent; provided, however, this provision does not prohibit him from personally owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit and which do not create actual or potential conflicts of interest with the Bank.
3.    COMPENSATION.
3.1    Base Salary. Employee’s annual base salary for all services rendered shall initially be One Hundred Seventy-Five Thousand and 00/100 Dollars ($175,000.00) (less applicable taxes and withholdings) payable in accordance with the Bank’s customary payroll practices as they may exist from time to time (“Base Salary”). The Employee’s Base Salary may be reviewed and further increased by the Bank at its sole discretion, in accordance with the Bank’s policies, procedures and practices as they may exist from time to time.
3.2    Bonus. For the year 2015 and subsequent years of employment hereunder, Employee shall be eligible for a cash bonus of up to fifty percent (50%) of his Base Salary (“Annual Bonus”) (less applicable taxes and withholdings). The Compensation Committee of the Board of Directors (the “Compensation Committee”) of Four Oaks Fincorp, Inc. (the “Company”) shall have the sole discretion to determine the amount of the Annual Bonus. The Annual Bonus shall be provided to Employee provided that Employee is employed by the Bank on the last day of the year for which the award was earned. The Annual Bonus shall be paid no later than two and one-half months following the end of the year for which it was earned. In addition, Employee shall be entitled to receive a one-time cash bonus of Thirty-Five Thousand and 00/100 Dollars ($35,000.00) (less applicable taxes and withholdings) which shall be paid no later than thirty (30) days following the Effective Date (the “Signing Bonus”).
3.3    Equity. On the Effective Date, Employee shall be entitled to receive eighty thousand (80,000) shares of Restricted Stock (as defined in the Plan (as defined below)) pursuant to that certain Four Oaks Fincorp, Inc. 2015 Restricted Stock Plan, dated as of January 16, 2015 (the “Plan”). The terms and conditions, including vesting, for such Restricted Stock shall be (i) set forth in the Plan and an Award Agreement between Employee and the Company and in substantially the form and substance attached hereto as Exhibit A and (ii) subject to such other the terms and conditions as the Compensation Committee shall deem appropriate based on the recommendation of the Chief Executive Officer of the Bank.
3.4    Benefits. Employee may participate in all medical, dental, disability, insurance, 401(k), vacation and other employee benefit plans and programs which may be made available from time to time to Company employees at Employee’s level; provided, however, that Employee’s participation is subject to the applicable terms, conditions and eligibility requirements of these plans and programs as they may exist from time to time. Nothing in this Agreement shall require the Bank to create, continue or refrain from amending, modifying, revising or revoking any of its group plans, programs or benefits that are offered to employees. Employee acknowledges that the Bank, in its sole discretion, may amend, modify, revise or revoke any such group plans, programs or benefits and any amendments, modifications, revisions and revocations of these plans, programs and benefits shall apply to Employee.
3.5    Business Expenses. Employee shall be reimbursed for reasonable and necessary expenses actually incurred by him in performing services under this Agreement in accordance with and subject to the terms and conditions of the applicable Company reimbursement policies, procedures and practices as they may exist from time to time. All such reimbursements shall be made no later than March 15 of the year following the year in which Employee incurred the expense.
3.6    Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Employee pursuant to this Agreement or any other agreement or arrangement with the Bank which is subject to recovery under any law, government regulation or stock exchange listing requirement, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Act”), and implementing rules and regulations of the Act, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Bank pursuant to any such law, government regulation or stock exchange listing requirement). Employee shall, upon written demand by the Bank, promptly repay any such incentive-based compensation or other compensation, or take such other action as the Bank may require for compliance with this Section.
4.    TERM OF EMPLOYMENT AND TERMINATION. The initial term of this Agreement and Employee’s employment hereunder shall be the one-year period commencing on the Effective Date and terminating on the first anniversary of the Effective Date (the “Initial Term”), provided that, on such anniversary of the Effective Date and on each annual anniversary thereafter, this Agreement and Employee’s employment hereunder shall automatically renew for successive one year periods on the same terms and conditions set forth herein unless: (i) earlier terminated or amended as provided herein or (ii) either party gives the other written notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or any renewal term of this Agreement, in which case, this Agreement and Employee’s employment hereunder shall terminate at the end of the Initial Term or renewal term, as applicable. The Initial Term and all applicable renewals thereof are referred to herein as the “Term.”
4.1    Without Cause, Upon Notice. Either the Bank or Employee may terminate Employee’s employment and this Agreement without cause at any time upon giving the other party thirty (30) days’ written notice.
4.2    For Cause. The Company may terminate Employee’s employment and this Agreement immediately without notice at any time for “Cause,” which shall mean the following: (i) Employee’s demonstrated gross negligence or willful misconduct in the execution of his duties; (ii) Employee’s refusal to comply with the Bank’s policies, procedures, practices or directions, after notice and opportunity to cure within fifteen (15) days after such notice; (iii) Employee’s commission of an act of dishonesty; (iv) Employee’s being convicted of a felony; or (v) Employee’s breach of this Agreement.
4.3    By Death or Disability. Employee’s employment and this Agreement shall terminate upon Employee’s Disability or death. For purposes of this Agreement, “Disability” shall mean Employee’s physical or mental inability to perform substantially all of Employee’s duties, with or without reasonable accommodation, for a period of ninety (90) days, whether or not consecutive, during any 365-day period, as determined in the Bank’s reasonable discretion and in accordance with any applicable law. The Company shall give Employee written notice of termination for Disability and the termination shall be effective as of the date specified in such notice.
4.4    Following a Change in Control, by Employee for Good Reason. Following a Change in Control, as defined herein, Employee may terminate his employment and this Agreement if he has “Good Reason” to do so.
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events or conditions without Employee’s consent:
(i) a material diminution in Employee’s title, authority, duties, or responsibilities from such immediately prior to the Change in Control;
(ii) a material diminution in Employee’s Base Salary;
(iii) a material change in the geographic location at which Employee must perform his services under this Agreement; or
(iv) any other action or inaction that constitutes a material breach by the Bank of this Agreement.
Provided that, in order for Employee to be able to terminate for Good Reason, Employee must first provide notice to the Bank of the condition Employee contends constitutes Good Reason within thirty (30) days of the initial existence of such condition, and the Bank must have thirty (30) days in which to remedy the condition, and provided further, if the condition is not remedied, Employee must terminate his employment within thirty (30) days of the end of the Bank’s thirty (30) day remedy period.
For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred on:
(i)    the date on which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Bank or any entity owned, directly or indirectly, by the stockholders of the Bank in substantially the same proportions as their ownership of the Bank’s common stock, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than thirty-three percent (33%) of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company; or
(ii)    the date on which (a) the Company merges with any other entity, (b) the Company consummates a statutory share exchange with another entity, or (c) the Company conveys, transfers or leases all or substantially all of its assets to any person; provided, however, that in the case of subclauses (a) and (b), a Change in Control shall not be deemed to have occurred if the shareholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, more than fifty percent (50%) of the combined voting power of the outstanding securities of the corporation resulting from such transaction in substantially the same proportions as their ownership of securities immediately before such transaction.
4.5    Survival. Section 6 (Trade Secrets, Confidential Information, Company Property and Competitive Business Activities) of this Agreement shall survive the termination of Employee’s employment and/or the termination of this Agreement, regardless of the reasons for such termination.
5.    COMPENSATION AND BENEFITS UPON TERMINATION. Upon termination of his employment and this Agreement for any reason, Employee shall be entitled to receive payment of any earned but unpaid compensation as of the date of such termination (“Accrued Earnings”).
6.    TRADE SECRETS, CONFIDENTIAL INFORMATION, COMPANY PROPERTY AND COMPETITIVE BUSINESS ACTIVITIES. Employee acknowledges that: (i) by virtue of his senior management and key leadership position with the Bank, Employee has had and will continue to have access to Trade Secrets and Confidential Information, as defined below; (ii) the Bank is engaged in the business of providing financial services and products in retail, commercial, and corporate banking (the “Business”); and (iii) the provisions set forth in this Trade Secrets, Confidential Information, Company Property and Competitive Business Activities Section are reasonably necessary to protect the Bank’s legitimate business interests, are reasonable as to time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable him to understand the scope of the restrictions imposed upon him.
6.1    Trade Secrets and Confidential Information. Employee acknowledges that: (i) the Bank will disclose to him certain Trade Secrets and Confidential Information; (ii) Trade Secrets and Confidential Information are the sole and exclusive property of the Bank (or a third party providing such information to the Bank) and the Bank or such third party owns all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right; and (iii) the disclosure of Trade Secrets and Confidential Information to Employee does not confer upon him any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information.
6.1.1    Employee may use the Trade Secrets and Confidential Information only in accordance with applicable Company policies and procedures and solely for the Bank’s benefit while he is employed or otherwise retained by the Bank. Except as authorized in the performance of services for the Bank, Employee will hold in confidence and not directly or indirectly, in any form, by any means, or for any purpose, disclose, reproduce, distribute, transmit, or transfer Trade Secrets or Confidential Information or any portion thereof. Upon the Bank’s request, Employee shall return Trade Secrets and Confidential Information and all related materials.

6.1.2    If Employee is required to disclose Trade Secrets or Confidential Information pursuant to a court order or other government process or such disclosure is necessary to comply with applicable law or defend against claims, he shall: (i) notify the Bank promptly before any such disclosure is made; (ii) at the Bank’s request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, other government process or claims; and (iii) permit the Bank to participate with counsel of its choice in any proceeding relating to any such court order, other government process or claims.
6.1.3    Employee’s obligations with regard to Trade Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law.
6.1.4    Employee’s obligations with regard to Confidential Information shall remain in effect while he is employed or otherwise retained by the Bank and for fifteen (15) years thereafter.
6.1.5    As used in this Agreement, “Trade Secrets” means information of the Bank, suppliers, customers, or prospective or customers, including, but not limited to, data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers, which: (i) derives independent actual or potential commercial value, from not being generally known to or readily ascertainable through independent development by persons or entities who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
6.1.6    As used in this Agreement, “Confidential Information” means information other than Trade Secrets, that is of value to its owner and is treated as confidential, including, but not limited to, future business plans, marketing campaigns, and information regarding employees, provided, however, Confidential Information shall not include information which is in the public domain or becomes public knowledge through no fault of Employee.
6.2    Company Property. Upon the termination of his employment or upon Company’s earlier request, Employee shall: (i) deliver to the Bank all records, memoranda, data, documents and other property of any description which refer or relate in any way to Trade Secrets or Confidential Information, including all copies thereof, which are in his possession, custody or control; (ii) deliver to the Bank all Company property (including, but not limited to, keys, credit cards, customer files, contracts, proposals, work in process, manuals, forms, computer-stored work in process and other computer data, research materials, other items of business information concerning any Company customer, or Company business or business methods, including all copies thereof) which is in his possession, custody or control; (iii) bring all such records, files and other materials up to date before returning them; and (iv) fully cooperate with the Bank in winding up his work and transferring that work to other individuals designated by the Bank.
6.3    Competitive Business Activities. Employee agrees that during the Term of this Agreement and for a period of time ending on the date occurring one (1) year after the later of the date his employment terminates and/or this Agreement terminates (irrespective of the circumstances of such termination), Employee will not engage in the following activities without the written consent of the Bank:
(i)    on Employee’s own or another’s behalf, whether as an officer, director, stockholder, partner, associate, owner, employee, consultant or otherwise:
(a)    compete with the Bank in the Bank’s Business;

(b)    solicit or do business which is the same, similar to or otherwise in competition with the Bank’s Business, from or with persons or entities: (1) who are customers of the Bank; (2) who Employee or someone for whom he was responsible solicited, negotiated, contracted, serviced or had contact with on the Bank’s behalf; or (3) who were customers of the Bank at any time during the last year of Employee’s employment with the Bank; or
(c)    offer employment to or otherwise solicit for employment any employee or other person who had been employed by the Bank during the last year of Employee’s employment with the Bank;
(ii)    be employed or retained in (i) a management capacity, (ii) other capacity providing the same or similar services which Employee provided to the Bank, or (iii) any capacity connected with competitive business activities, by any person or entity that engages in the same, similar or otherwise competitive business as the Bank’s Business; or
(iii)    directly or indirectly take any action, which is materially detrimental, or otherwise intended to be adverse to the Bank’s goodwill, name, business relations, prospects and operations.
6.3.1    The restrictions set forth in clauses (i)(a) and (ii) of this Section 6.3 shall apply to the following geographical areas: (i) within a 60-mile radius of the location of the Bank’s headquarters during Employee’s employment with the Bank; (ii) Wake County, North Carolina; and (iii) Johnston County, North Carolina; provided, however, that, notwithstanding anything herein to the contrary, if Employee terminates his employment and this Agreement without cause pursuant to Section 4.1, then the restrictions set forth in clauses (i)(a) and (ii) of this Section 6.3 shall only apply to the restricted financial institutions (including any parent, subsidiary or affiliate thereof) described on Schedule 1 attached hereto and incorporated herein by reference.
6.3.2    Notwithstanding the foregoing, Employee’s ownership, directly or indirectly, of not more than three percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate this Section 6.3.
6.4    Remedies. Employee acknowledges that his failure to abide by the Trade Secrets and Confidential Information, Company Property or Competitive Business Activities provisions of this Agreement would cause irreparable harm to the Bank for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Bank may be entitled by virtue of Employee’s failure to abide by these provisions; the Bank may seek legal and equitable relief, including, but not limited to, preliminary and permanent injunctive relief, for Employee’s actual or threatened failure to abide by these provisions without the necessity of posting any bond, and Employee will indemnify the Bank for all expenses including attorneys’ fees in seeking to enforce these provisions.
6.5    Tolling. The period during which Employee must refrain from the activities set forth in Sections 6.1 and 6.3 shall be tolled during any period in which he fails to abide by these provisions.
6.6    Other Agreements. Nothing in this Agreement shall terminate, revoke or diminish Employee’s obligations or the Bank’s rights and remedies under law or any agreements relating to trade secrets, confidential information, non-competition and intellectual property which Employee has executed in the past, or may execute in the future or contemporaneously with this Agreement.

7.    EXECUTIVE REPRESENTATION. Employee represents and warrants that his employment and obligations under this Agreement will not (i) breach any duty or obligation he owes to another or (ii) violate any law, recognized ethics standard or recognized business custom.
8.    WAIVER OF BREACH. The Company’s or Employee’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.
9.    ENTIRE AGREEMENT. Except as expressly provided in this Agreement, this Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.
10.    SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement. Additionally, if any of the provisions, clauses or phrases in Section 6, Trade Secrets, Confidential Information, Company Property and Competitive Business Activities, are held unenforceable by a court of competent jurisdiction, then the parties desire that such provision, clause, or phrase be “blue-penciled” or rewritten by the court to the extent necessary to render it enforceable.
11.    PARTIES BOUND. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Bank’s successors and assigns. Employee may not assign this Agreement.
12.    REMEDIES. Employee acknowledges that his breach of this Agreement would cause the Bank irreparable harm for which damages would be difficult, if not impossible, to ascertain and legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Bank may be entitled by virtue of the Employee’s breach or threatened breach of this Agreement, the Bank may seek equitable relief, including but not limited to preliminary and injunctive relief, and such other available remedies.
13.    GOVERNING LAW. This Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions. The parties hereby consent to exclusive jurisdiction in North Carolina for the purpose of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the courts of Wake County, North Carolina or the federal courts of the United States for the Eastern District of North Carolina.
14.    SECTION 409A OF THE INTERNAL REVENUE CODE.
14.1    Parties’ Intent. The parties intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Section 409A, the Bank shall, upon the specific request of Employee, use its reasonable business efforts to in good faith reform such provision to comply with Code

Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Employee and the Bank of the applicable provision shall be maintained, and the Bank shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Bank. The Company shall timely use its reasonable business efforts to amend any plan or program in which Employee participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Bank shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.
14.2    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean “Separation from Service.”
14.3    Separate Payments. Any installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.
14.4    Delayed Distribution to Key Employees. If the Bank determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Bank’s sole discretion, that the Employee is a Key Employee of the Bank on the date his employment with the Bank terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of termination of the Employee’s employment (the “409A Delay Period”). In such event, any severance payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to the Employee during the 409A Delay Period shall be paid to the Employee in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If the Employee is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.
15.    Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year first written above.

EMPLOYEE

/s/ Warren D. Herring Jr.
Warren D. Herring, Jr.

FOUR OAKS BANK & TRUST COMPANY

By: /s/ Ayden R. Lee, Jr.
Name:     Ayden R. Lee, Jr.
Title:     Chief Executive Officer

[Signature Page to Employment Agreement (Warren D. Herring, Jr.)]

Exhibit A

Form of Award Agreement

[see attached]

FOUR OAKS FINCORP, INC.
2015 RESTRICTED STOCK PLAN

AWARD AGREEMENT
(Awarding Restricted Stock)

THIS AWARD AGREEMENT (this “Agreement”) is made by and between Four Oaks Fincorp, Inc., a North Carolina corporation (the “Company”), and «Name» (the “Participant”) pursuant to the provisions of the Four Oaks Fincorp, Inc. 2015 Restricted Stock Plan (the “Plan”), which is incorporated herein by reference. Capitalized terms not defined in this Agreement shall have the meanings given to them in the Plan.

WITNESSETH:

WHEREAS, the Participant is providing, or has agreed to provide, services to the Company, or Affiliate or a Subsidiary of the Company, as an Employee, Director or Third Party Service Provider; and

WHEREAS, the Company considers it desirable and in its best interests that the Participant be given a personal stake in the Company’s growth, development and financial success through the grant of Shares in the form of Restricted Stock, pursuant to the terms and conditions of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

1.    Grant of Restricted Stock. Effective as of «Grant Date» (the “Grant Date”), the Company hereby awards to the Participant «Number» shares of Restricted Stock, having a Fair Market Value per share of $«FVM» on the Grant Date. The Restricted Stock is subject to the terms and conditions of the Plan and this Agreement.

2.    Vesting Schedule. Provided that the Participant continues to render services to the Company through the applicable vesting date, the Restricted Stock will be eligible to vest in two (2) separate tranches, fifteen percent (15%) at the end of the one-year Performance Period ending on December 31, 2015, and eighty-five percent (85%) at the end of the three-year performance period ending on December 31, 2018, in each case based on the Performance Measures and goals for each such period set forth on Addendum A hereto. Each tranche will vest on the later of the last day of the Performance Period and the date the Committee determines in its discretion that the performance goals for that particular Performance Period have been met. If the performance goals for a particular Performance Period are not met, that tranche of Restricted Stock will be forfeited.

3.    Termination of Service Relationship. Any Restricted Stock that has not vested at the time of the termination of the Participant’s service relationship will be forfeited, although, consistent with the Plan, the Committee has the power, in its sole and absolute discretion, to accelerate vesting where such termination is as a result of the Participant’s death or Disability or in other termination situations.
4.    Book Entry and Delivery of Shares. The Participant agrees that the Participant’s ownership of the Restricted Stock will be evidenced solely by a computerized or manual entry in the records of the Company or its designated stock transfer agent in the Participant’s name. Once the Restricted Stock has vested, the Company will deliver (subject to any withholding of Shares as described in Section 5 below) the

Shares to the Participant either by (i) delivering one or more stock certificates representing such Shares to the Participant, registered in the name of the Participant, or (ii) electronically depositing such Shares into an online securities account maintained for the Participant with such brokerage firm as may be designated by the Company in connection with any Company plan or arrangement providing for investment in Shares. All certificates for Shares and all Shares shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Shares are then listed or quoted, and any applicable federal or state securities law.

5.    Withholding and Taxes. In connection with the vesting of Restricted Stock, the Company shall have the right to require that the Participant make such provision, or furnish the Company such authorization, as may be necessary or desirable so that the Company may satisfy any obligation it has under applicable income tax laws to withhold for income or other taxes due upon or incident to such vesting. The Committee may, in its discretion, permit or require such withholding obligation to be satisfied through the withholding of Shares that otherwise would be delivered to the Participant. In the event the Participant elects immediate Federal income taxation with respect to all or any portion of this Award pursuant to Section 83(b) of the Code, the Participant agrees to deliver a copy of such election to the Company within ten (10) days after filing such election with the Internal Revenue Service.

6.    Non-Transferability of Restricted Stock. Except as may be otherwise determined by the Committee in its sole discretion, prior to its vesting, the Restricted Stock may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of (whether voluntarily or involuntarily or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings, including bankruptcy).

7.    Restrictions on Shares. This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchange as may be required. The Participant agrees to take all steps the Committee determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement. The Committee may impose such restrictions on any Shares acquired pursuant to this Agreement as it deems advisable, including without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded, or under any blue sky or state securities laws as may be applicable to such Shares.

8.    Forfeiture. Where a Participant engages in certain competitive activity or is terminated by the Company for Cause, his or her Restricted Stock and Shares are subject to forfeiture conditions under Section 7.3 of the Plan. Upon the occurrence of any of the events set forth in Section 7.3 of the Plan, in addition to the remedies provided in Section 7.3, the Company shall be entitled to issue a stop transfer order or other document implementing the forfeiture to its transfer agent, the depository or any of its nominees, and any other person with respect to the Restricted Stock and Shares.

9.    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, the terms and conditions of the Plan and this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

10.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or by the Company forthwith to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on all parties.

11.    Acknowledgement. The Participant acknowledges and agrees: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the award of Restricted Stock does not create any contractual or other right to receive future Awards or any right to continue an employment or other relationship with the Company (for the vesting period or otherwise); (iii) that the Participant remains subject to discharge from such relationship to the same extent as if the Restricted Stock had not been granted; (iv) that all determinations with respect to any such future grants, including, but not limited to, when and on what terms they shall be made, will be at the sole discretion of the Committee; (v) that participation in the Plan is voluntary; (vi) that the value of the Restricted Stock is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract if any; and (vii) that the Restricted Stock is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar benefits.

12.    Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant. This Agreement is governed by the internal substantive laws but not the choice of law rules of North Carolina.

[The remainder of this page left blank intentionally]

[Signature Page to Restricted Stock Agreement]

By signing below, you accept the award of this Restricted Stock and agree that this Award is subject in all respects to the terms and conditions of the Plan.  Copies of the Plan and a Prospectus containing information concerning the Plan are available upon request to Wanda Blow at (919) 963-2177.

PARTICIPANT                FOUR OAKS FINCORP, INC.

_____________________________        By:___________________________________
Signature                    Name: _______________________________
Title: ________________________________

Addendum A to Restricted Stock Agreement

Performance Measures and Goals

I.	For Performance Period Ending December 31, 2015

The Performance Measures for the one-year period ending December 31, 2015 will be (1) budgeted Net Income as set forth in the Company’s 2015 budget and (2) the Company having Net Income in each quarter of 2015.

Provided that the Company has Net Income in each quarter of 2015, the performance-based Shares will vest as follows:

Percentage of Budgeted Net Income Achieved	Number of Shares Vested
Less than 70%	0% of total Award
70%	10.5% of total Award
80%	12% of total Award
90%	13.5% of total Award
100%	15% of total Award

Where achievement against budgeted Net Income falls between the performance levels set out above, the number of Shares vested shall be determined based on straight line interpolation.

Shares will vest on the later of December 31, 2015 and the date the Committee determines in its discretion that the performance goals for the Performance Period have been met. If the performance goals are not met, 15% of the total Award will be forfeited.

II.    For Performance Period Ending December 31, 2018

The Performance Measures and related goals for the three-year period ending December 31, 2018 will be determined by the Committee in its sole discretion in the fourth quarter of 2015.

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (“Amendment No. 1”) is effective as of May 1, 2015, by and between Four Oaks Bank & Trust Company (the “Bank”) and Warren D. Herring, Jr. (“Employee”).

WHEREAS, Employee is currently employed with the Bank pursuant to that certain Employment Agreement entered into effective March 31, 2015 (the “Employment Agreement”); and

WHEREAS, the parties to the Employment Agreement desire to amend the Employment Agreement as provided in this Amendment No. 1 to reflect a change in position for Employee.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Employment Agreement shall be amended as follows:

1.Amendment.
A.Section 2 “NATURE OF EMPLOYMENT/DUTIES” is amended by deleting the first paragraph of that Section and replacing it with the following:
Employee shall serve as Chief Credit Officer of the Bank. Employee shall manage all credit of the Bank, including special assets and report to Chief Executive Officer of the Bank and shall have such responsibilities and authority as the Bank may designate from time to time consistent with his title and position.
2.Counterparts. This Amendment No. 1 may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.
3.Effect of Amendment. Except as amended hereby, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects by the parties to the Employment Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed as of the day and year set forth above.

EMPLOYEE

/s/ Warren D. Herring, Jr.
Warren D. Herring, Jr.

FOUR OAKS BANK & TRUST COMPANY

By: /s/ Ayden R. Lee, Jr.
Name:     Ayden R. Lee, Jr.
Title:     Chief Executive Officer

[Signature Page to Amendment No. 1 to Employment Agreement (Warren D. Herring, Jr.)]